Exhibit 99.1

Contacts:

Stuart C. Haselden

Chief Financial Officer

(212) 209-8461

Allison Malkin/Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2014 RESULTS

NEW YORK, June 5, 2014 — J.Crew Group, Inc. (the “Company”) today announced financial results for the three months ended May 3, 2014.

First Quarter highlights:

•

Revenues increased 5% to $592.0 million, with comparable company sales decreasing 2%. Comparable company sales increased 5% in the first quarter last year. Store sales increased 2% to $386.4 million on top of an increase of 7% in the first quarter last year. Direct sales increased 12% to $197.0 million following an increase of 23% in the first quarter last year.

•	Gross margin was 38.7% compared to 44.7% in the first quarter last year.
•	Selling, general and administrative expenses were $195.2 million, or 33.0% of revenues, compared to $178.4 million, or 31.6% of revenues in the first quarter last year.
•	Operating income was $34.0 million, or 5.7% of revenues, compared to $73.6 million, or 13.1% of revenues, in the first quarter last year.
•

Net loss was $30.1 million compared with net income of $29.3 million in the first quarter last year. This year reflects a loss of $36 million, net of tax, incurred in connection with the refinancing of our term loan facility and the redemption of our senior notes.

•

Adjusted EBITDA decreased to $64.8 million from $101.0 million in the first quarter last year. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•

Cash and cash equivalents were $59 million compared to $92 million at the end of the first quarter last year, reflecting (i) costs of $29 million paid in connection with the refinancing of our senior secured term loan and the retirement of our senior notes and (ii) a dividend of $19 million discussed in the related party section below.

•

Total debt, net of discount, was $1,559 million, reflecting our new senior secured term loan, which matures in 2021. Total debt of $1,576 million in the first quarter last year consisted of (i) the former senior secured term loan of $1,176 million and (ii) senior unsecured notes of $400 million, which were refinanced and redeemed, respectively, in the first quarter.

•	Inventories were $396 million compared to $308 million at the end of the first quarter last year. Inventories and inventories per square foot increased 28% and 16%, respectively.

Refinancing

On March 5, 2014, we refinanced our term loan facility, the proceeds of which were used to (i) refinance amounts outstanding under the former term loan facility of $1,167 million and (ii) together with cash on hand, redeem in full the outstanding senior notes of $400 million, and to pay fees, call premiums and accrued interest.  The maturity date of the new term loan facility is March 5, 2021.  The refinancing is expected to result in an annual savings of $16 million in interest expense.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of J.Crew Group, Inc., issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”). The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuers’ subsidiaries, and (iii) not guaranteed by any of the Issuers’ subsidiaries, and therefore are not recorded in our financial statements. We paid a dividend of $19 million to the Issuer in the first quarter to fund the initial semi-annual interest payment on May 1, 2014. Additionally, while not required, we intend to pay dividends to fund future interest payments, which would aggregate to $194 million through the remainder of the term if all interest on the PIK Notes is paid in cash.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees. We also consider gross profit and selling, general and administrative expenses in assessing the performance of our business.

The operating results of the first quarter, along with the Company’s outlook of future operating results, have given rise to substantial deterioration in the excess of fair value over the carrying value of our Stores reporting unit. To the extent that the operating results continue to decline, the Company may record a non-cash goodwill or intangible asset impairment charge. The goodwill allocated to the Stores reporting unit is $942 million. The intangible asset for the J.Crew brand is $885 million. A future impairment charge, if any, would not have an effect on the Company’s operations, liquidity or financial covenants, and would not change management’s long-term business outlook or strategy.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss first quarter results is scheduled for tomorrow, June 5, 2014, at 11:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until June 12, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13583431.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized multi-brand retailer of women’s, men’s and children’s apparel, shoes and accessories. As of June 4, 2014, the Company operates 268 J.Crew retail stores, 71 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 125 factory stores. Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and the indebtedness of our indirect parent, for which we intend to pay a dividend to service such debt, and our substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to our information systems, our ability to implement our real estate strategy, our ability to implement our international expansion strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	First Quarter Fiscal 2014	First Quarter Fiscal 2013
Net sales:
Stores	$386,366	$380,193
Direct	197,018	176,161
Other	8,585	7,758
Total revenues	591,969	564,112
Cost of goods sold, including buying and occupancy costs	362,786	312,097
Gross profit	229,183	252,015
As a percent of revenues	38.7%	44.7%
Selling, general and administrative expenses	195,165	178,397
As a percent of revenues	33.0%	31.6%
Operating income	34,018	73,618
As a percent of revenues	5.7%	13.1%
Interest expense, net	21,661	25,681
Loss on refinancing	58,786	—
Income (loss) before income taxes	(46,429)	47,937
Provision (benefit) for income taxes	(16,311)	18,617
Net income (loss)	$(30,118)	$29,320

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	May 3, 2014	February 1, 2014	May 4, 2013

Assets
Current assets:
Cash and cash equivalents	$59,383	$156,649	$91,881
Inventories	395,674	353,976	308,327
Prepaid expenses and other current assets	52,666	56,434	46,474
Refundable and prepaid income taxes	9,474	2,782	—
Deferred income taxes, net	12,075	11,831	14,684
Total current assets	529,272	581,672	461,366

Property and equipment, net	381,354	375,092	333,550

Favorable lease commitments, net	24,991	26,560	32,748

Deferred financing costs, net	25,209	41,911	49,366

Intangible assets, net	963,850	966,175	973,150

Goodwill	1,686,915	1,686,915	1,686,915

Other assets	4,260	3,895	3,189
Total assets	$3,615,851	$3,682,220	$3,540,284

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$224,239	$237,019	$172,488
Other current liabilities	155,712	154,796	142,813
Interest payable	5,720	18,065	10,447
Income taxes payable	—	—	9,075
Current portion of long-term debt	15,670	12,000	12,000
Total current liabilities	401,341	421,880	346,823

Long-term debt, net	1,543,495	1,555,000	1,564,000

Unfavorable lease commitments and deferred credits	97,276	93,788	74,729

Deferred income taxes, net	386,715	389,403	393,489

Other liabilities	29,256	31,729	39,390

Stockholders’ equity	1,157,768	1,190,420	1,121,853
Total liabilities and stockholders’ equity	$3,615,851	$3,682,220	$3,540,284

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income (loss) reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	First Quarter Fiscal 2014	First Quarter Fiscal 2013
Net income (loss)	$(30.1)	$29.3
Provision (benefit) for income taxes	(16.3)	18.6
Interest expense, net	21.7	25.7
Loss on refinancing	58.8	—
Depreciation and amortization	23.9	21.8
EBITDA	58.0	95.4
Share-based compensation	1.6	1.2
Amortization of lease commitments	2.7	1.8
Sponsor monitoring fees	2.5	2.6
Adjusted EBITDA	64.8	101.0
Taxes paid	(1.4)	(0.7)
Interest paid	(35.8)	(28.6)
Changes in working capital	(50.2)	(16.0)
Cash flows from operating activities	(22.6)	55.7
Cash flows from investing activities	(26.6)	(28.9)
Cash flows from financing activities	(48.3)	(3.2)
Effect of changes in foreign exchange rates on cash and cash equivalents	0.3	(0.1)
Increase (decrease) in cash	(97.2)	23.5
Cash and cash equivalents, beginning	156.6	68.4
Cash and cash equivalents, ending	$59.4	$91.9

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

	Fiscal 2014
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter (2)	451	7	—	458
2nd Quarter (3)	458	10	(1)	467
3rd Quarter (3)	467	28	—	495
4th Quarter (3)	495	15	(1)	509

	Fiscal 2014
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (2)	2,585,539	34,229	(147)	2,619,621
2nd Quarter (3)	2,619,621	54,303	(7,524)	2,666,400
3rd Quarter (3)	2,666,400	143,729	—	2,810,129
4th Quarter (3)	2,810,129	67,246	(5,972)	2,871,403
(1)	Actual and projected number of stores opened or closed during fiscal 2014 by channel are as follows:

Q1 – One international retail, one factory, and five Madewell stores.

Q2 – Four international retail, four factory, one international factory, and one Madewell store. Close one retail store.

Q3 – Ten retail, two international retail, eight factory, one international factory, and seven Madewell stores.

Q4 – Eight factory and seven Madewell stores. Close one retail store.

(2)	Reflects actual activity.
(3)	Reflects projected activity.